SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☒	Definitive Proxy statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

KFORCE INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy statement, if other than Registrant)

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KFORCE INC.

Notice of Annual Meeting of Shareholders

To Be Held June 16, 2003

Dear Shareholder:

On Monday, June 16, 2003, Kforce Inc. will hold its 2003 Annual Meeting of Shareholders at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida 33605. The Board of Directors cordially invite all shareholders to attend the meeting which will begin at 9:00 a.m., Eastern time.

We are holding this meeting to:

1.	Elect three Class III directors to hold office for a three year term expiring in 2006 and one Class I director to hold office for a one year term expiring in 2004; and

2.	Attend to other business properly presented at the meeting.

Your Board of Directors has selected April 14, 2003 as the record date for determining shareholders entitled to vote at the meeting.

This proxy statement, proxy card and Kforce’s 2002 Annual Report to Shareholders are being mailed on or about May 2, 2003. Each shareholder, even though he may not plan to attend the annual meeting, is requested to sign and date the enclosed proxy card and return it without delay in the enclosed postage paid envelope. If you need further assistance, please contact Kforce Investor Relations at (813) 552-2927.

BY ORDER OF THE BOARD OF DIRECTORS

William L. Sanders

Secretary

Tampa, Florida

May 2, 2003

i

QUESTIONS AND ANSWERS

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because the Board of Directors (the “Board”) is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and which is designed to assist you in voting.

Q:	When is the Annual Meeting and where will it be held?

A:	The Annual Meeting will be held on Monday, June 16, 2003 at 9 a.m., Eastern time at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida 33605.

Q:	What may I vote on?

A:	The election of three Class III directors to hold office for a three-year term expiring in 2006 and one Class I director to hold office for a one year term expiring in 2004.

Q:	How does Kforce’s Board recommend I vote on the proposal?

A:	The Board recommends a vote FOR each of the proposed nominees.

Q:	Who is entitled to vote?

A:	Only those who owned Kforce common stock at the close of business on April 14, 2003 (the “Record Date”) are entitled to vote at the Annual Meeting.

Q:	How do I vote?

A:	You may vote your shares either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we urge you to complete the enclosed proxy card and return it promptly in the enclosed envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the proposal. You have the right to revoke your proxy at any time before the meeting by either:

(1)	notifying Kforce’s corporate secretary;

(2)	voting in person; or

(3)	returning a later-dated proxy card.

Q:	How many shares can vote?

A:	As of the Record Date, 30,876,845 shares of Kforce common stock were issued and outstanding. Every holder of Kforce common stock is entitled to one vote for each share held.

Q:	What is a “quorum”?

A:	A “quorum” is a majority of the outstanding shares. They may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held and a proposal must receive more than fifty percent of the shares voting to be adopted. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention. If a broker, bank, custodian, nominee or other record holder of Kforce common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present and considered part of a quorum but will not be counted in the tally of votes FOR or AGAINST a proposal.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the Annual Meeting other than the proposal described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to William L. Sanders, Kforce’s Senior Vice President, Secretary, Chief Financial Officer and Chief Operating Officer and Michael Blackman, Kforce’s Vice President of Investor Relations, or either of them, to vote on such matters at their discretion.

Q:	When are the shareholder proposals for the next Annual Meeting of Shareholders due?

A:	All shareholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to William L. Sanders, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605, by January 2, 2004. In addition, the proxy solicited by the Board for the 2004 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we are provided with notice of such proposal by March 18, 2004.

Q:	Who will pay for this proxy solicitation?

A:	We will pay all the costs of soliciting these proxies. In addition to mailing proxy solicitation material, our directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders.

PROPOSAL ON WHICH YOU MAY VOTE

Proposal 1.    Election of Directors

The Board has ten directors who are divided into three classes serving staggered three-year terms. The current terms of the three classes of directors expire in 2004 (Class I directors), 2005 (Class II directors) and 2003 (Class III directors). At the Annual Meeting, you and the other shareholders will elect three individuals to serve as directors until the 2006 Annual Meeting and one individual to serve until the 2004 Annual Meeting. The Board has nominated David L. Dunkel, W.R. Carey, Jr. and Mark F. Furlong to stand for election at the Annual Meeting for Class III director seats and Elaine D. Rosen to stand for election for a Class I director seat. Mr. Furlong was appointed to the Board in July 2001 to fill the newly created tenth seat on the Board. Detailed information on each nominee is provided on pages 9-11. Except for Ms. Rosen, each of the nominees for director is a current member of the Board.

The individuals named as proxies will vote the enclosed proxy for the election of Messrs. Dunkel, Carey and Furlong and Ms. Rosen unless you direct them to withhold your votes. If any nominee becomes unable or unwilling to stand for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting for the original nominee will be cast for the substituted nominee.

Information About the Board of Directors and Committees

The full Board considers all major decisions. However, the Board has established the following four standing committees so that certain important areas can be addressed in more depth than may be possible in a full Board meeting:

•	Compensation Committee. The Compensation Committee reviews and approves compensation plans covering executive officers and other key management employees; reviews the competitiveness of our total compensation practices; determines the annual base salaries and incentive awards to be paid to executive officers and approves the annual salaries of all executive officers and certain other key management employees; and reviews and approves hiring and severance arrangements with executive officers. The members are W. R. Carey, Jr., Todd W. Mansfield and Ralph E. Struzziero. The Compensation Committee held eight meetings in 2002.

•	Audit Committee. The Audit Committee assists the Board in fulfilling its responsibility for the safeguarding of assets and oversight to the quality and integrity of our accounting and reporting practices and such other duties as directed by the Board. The Audit Committee recommends to the Board the selection and retention of the independent accountants who audit our financial statements; reviews our financial statements with management and the independent auditor; periodically discusses with management and the auditors the quality and adequacy of our internal controls; discusses with the independent auditors their independence from management and Kforce, including the matters in the written disclosures required by the Independence Standards Board; considers the compatibility of non-audit services with the auditor’s independence; and periodically reports on the Audit Committee’s activities to our full Board and issues a summary report. The members are John N. Allred, W. R. Carey, Jr., Mark F. Furlong and Karl A. Vogeler. The Audit Committee held five meetings in 2002. Each member of the Audit Committee is independent within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Audit Committee’s responsibilities are more fully set forth in a written charter, that was adopted by the audit committee as of March 27, 2003 and by the Board on April 8, 2003. A copy of the charter is attached as Appendix A to this Proxy Statement.

•	Nomination Committee. The Nomination Committee makes recommendations to the Board regarding the size and composition of the Board. The Nomination Committee establishes procedures for the nomination process, recommends candidates for election to our Board and nominates officers for election by the Board. The members are W.R. Carey, Jr., Richard M. Cocchiaro and David L. Dunkel. The Nomination Committee held three meetings in 2002. The Nomination Committee will consider nominees for the Board that are proposed by our shareholders. Any shareholder who wishes to recommend a prospective nominee for the Board, for the Nomination Committee’s consideration, may do so by giving the candidate’s name and qualifications in writing to William L. Sanders, Corporate Secretary, 1001 East Palm Avenue, Tampa, Florida 33605.

•	Executive Committee. The Executive Committee has the authority to act in place of the Board on all matters which would otherwise come before the Board, except for such matters which are required by law or by our Articles of Incorporation or Bylaws to be acted upon exclusively by the Board. The members are David L. Dunkel, Todd W. Mansfield, Howard W. Sutter and Gordon Tunstall. The Executive Committee held no meetings in 2002.

The Board met four times during 2002. Each director attended at least 75% of the total number of meetings of the Board and Committees upon which he served.

Compensation of Directors

Directors who are not employees receive an annual retainer of $15,000 plus $2,000 for each Board meeting attended with a duration of 30 minutes or longer, and $2,000 for each committee meeting attended. The chairman of the Audit Committee receives an additional $10,000 per year and the chairman of the Compensation Committee receives an additional $7,500 per year. All other committee chairmen receive an additional $5,000 per year. Directors are given the choice of receiving stock options in lieu of cash for their annual retainer. All non-employee directors also receive a yearly grant of options to purchase 5,000 shares of our common stock and receive reimbursement of out-of-pocket expenses incurred in connection with meetings of the Board or committee. No director who is an employee receives separate compensation for services rendered as a director. During 2002, non-employee directors received options to purchase shares of Kforce common stock as set forth in the table below.

	2002 Stock Option Grants to Non-Employee Directors
Name	Number of Securities Underlying Options Granted	Exercise or Base Price	Expiration Date
John N. Allred	5,000	$5.82	6/18/2012
W.R. Carey, Jr.	11,145	5.82	6/18/2012
Mark F. Furlong	10,155	5.82	6/18/2012
Todd W. Mansfield	5,000	5.82	6/18/2012
Ralph Struzziero	10,155	5.82	6/18/2012
Gordon Tunstall	5,000	5.82	6/18/2012

Vote Required; Recommendation

The three nominees for election as Class III directors and one nominee for Class I director will be elected at the meeting by a plurality of all the votes cast at the meeting, meaning that the three nominees for Class III director and one nominee for Class I director who receive the most votes will be elected. A properly executed proxy marked to withhold authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. The Board recommends a vote for each of the nominees for election as director.

STOCK OWNERSHIP

The following table shows the amount of Kforce common stock beneficially owned (unless otherwise indicated) as of April 14, 2003 by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) our directors, (3) our executive officers named in the Summary Compensation Table below, and (4) all of our directors and executive officers as a group.

	Shares of Kforce Common Stock Beneficially Owned
	Number(1)(2)(3)	Percent
Directors and Other Named Executive Officers
David L. Dunkel	4,325,551	14.0%
John N. Allred	86,858	*
W.R. Carey, Jr.	109,642	*
Richard M. Cocchiaro	1,810,406	5.9%
Mark F. Furlong	31,955	*
Joseph J. Liberatore	381,283	1.2%
Todd W. Mansfield	45,000	*
Ken W. Pierce	141,081	*
Elaine D. Rosen	0	0%
William L. Sanders	759,008	2.5%
Ralph E. Struzziero	157,320	*
Howard W. Sutter	1,750,892	5.7%
A. Gordon Tunstall	85,000	*
All directors and executive officers as a group (15 persons)	9,782,893	31.7%

Shareholders(4)
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	2,423,134	7.8%
FleetBoston Financial Corporation 100 Federal Street Boston, Massachusetts 02110	2,500,706	8.1%
Mellon Financial Corporation c/o Mellon Financial corporation One Mellon Center Pittsburgh, Pennsylvania 15258	1,926,041	6.2%
Strong Capital Management Inc. 100 Heritage Reserve Menomonee Falls, Wisconsin 53051	2,485,060	8.0%
The Boston Safe Deposit & Trust Company. c/o Mellon Financial corporation One Mellon Center Pittsburgh, Pennsylvania 15258	1,650,095	5.3%

*	Less than 1% of the outstanding common stock

(1)	Includes the number of shares subject to purchase pursuant to currently exercisable options or options exercisable within 60 days of April 14, 2003 as follows: Mr. Dunkel, 1,139,867; Mr. Allred, 55,718;

Mr. Carey, 109,642; Mr. Cocchiaro, 26,170; Mr. Furlong, 14,855; Mr. Liberatore, 297,200; Mr. Mansfield, 45,000; Mr. Pierce, 85,000; Mr. Sanders, 628,000; Mr. Struzziero, 15,155; Mr. Sutter, 76,434; Mr. Tunstall, 85,000; Michael Blackman, 64,868 and David M. Kelly, 16,550.

(2)	Includes 50,712 shares as to which beneficial ownership is disclaimed as follows: Mr. Dunkel, 31,712 (shares held by current spouse) and Mr. Cocchiaro, 19,000 (shares held by spouse). Also includes 2,922,899 shares as to which voting and/or investment power is shared or controlled by another person and as to which beneficial ownership is not disclaimed, as follows: Mr. Dunkel, 1,269,231 (shares held by former spouse); Mr. Cocchiaro, 39,200 (shares held by mother); Mr. Struzziero, 1,987 (shares held by spouse), 7,665 (shares held by son) and 4,500 (shares held by son); and Mr. Sutter, 5,000 (shares held by spouse) and 1,595,316 (shares held by Sutter Investments Ltd. of which H.S. Investments, Inc. is the sole general partner).
(3)	Includes the number of shares of restricted stock that are beneficially owned as follows: Mr. Dunkel, 47,985; Mr. Cocchiaro, 12,476; Mr. Liberatore, 29,750; Mr. Pierce, 21,593; Mr. Sanders, 33,589; and Mr. Sutter, 17,754.
(4)	The number of shares shown in the table is based upon certain Schedule 13Gs (or amendments thereto) filed with the Securities and Exchange Commission.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Kforce directors, executive officers and persons holding more than ten percent of our common stock to file reports of ownership and changes in ownership of the common stock with the SEC. The directors, officers and ten percent shareholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports that they file. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due.

Based solely on our review of copies of the reports received by us and written representations from certain reporting persons, we believe that all directors, executive officers and persons holding more than ten percent of our common stock were in compliance with their filing requirements.

Independent Auditors

Our consolidated financial statements for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors. The Board has selected Deloitte & Touche LLP as the independent auditor to perform our audit for the current year ending December 31, 2003. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting of shareholders in order to respond to appropriate questions and to make any other statement deemed appropriate.

Audit Fees

Fees for audit services totaled $170,000 in 2002 and $153,500 in 2001, including fees associated with the annual audit and the review of our financial statements included in our Quarterly Reports on Form 10-Q.

Audit Related Fees

Fees for audit related services totaled $58,930 in 2002 and $17,849 in 2001. Audit related services principally include assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of the registrant’s financial statements or other filings that are not captured under the fees for audit services.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled $17,968 in 2002 and $193,120 in 2001.

All Other Fees

Fees for all other services not described above totaled $70,174 in 2002 for consultation on various internal audit and benefits matters and $311,155 in 2001. The 2001 fees were comprised of $240,260 for consultation and assistance with the development of a shared services center; $56,895 for internal audit assistance; and $14,000 for consultation and assistance on various other matters.

The Audit Committee considered whether Deloitte & Touche LLP’s provision of the above non-audit services is compatible with maintaining such firm’s independence and satisfied itself as to Deloitte & Touche LLP’s independence.

AUDIT COMMITTEE REPORT

Audit Committee Report

Kforce Inc.’s Audit Committee is composed of four directors, each of whom the Board has determined to be independent for purposes of both the existing and proposed Nasdaq Listing Standards and the recently proposed Securities and Exchange Commission (the “SEC”) rules. The Audit Committee has reviewed the written charter under which it has been operating and made several changes to reflect the rules and regulations of the SEC, as amended by the Sarbanes-Oxley Act of 2002, and the proposed Nasdaq Listing Standards. The amended charter, which was adopted by the Audit Committee as of March 27, 2003 and by the Board on April 8, 2003 is included with this proxy statement as Appendix A. The Audit Committee assists the Board in general oversight of Kforce Inc.’s financial accounting and reporting process, system of internal control and audit process.

Kforce Inc.’s management has primary responsibility for preparing Kforce Inc.’s financial statements and its financial reporting process. Kforce Inc.’s independent accountants, Deloitte & Touche LLP, are responsible for auditing Kforce Inc.’s financial statements and for expressing an opinion whether Kforce Inc.’s audited financial statements present fairly, in all material respects, our financial position, results of operations and cash flows, in conformity with accounting principles generally accepted in the United States of America.

In this context, the Audit Committee reports as follows:

1.    The Audit Committee has reviewed and discussed the audited financial statements with Kforce Inc.’s management.

2.    The Audit Committee has discussed with the independent accountants the matters required to be discussed by the Statement on Auditing Standards No. 61 (Codification of Statements on Audit Standards AU §380) Communications with Audit Committees.

3.    The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the independent accountants their independence. The Audit Committee has considered whether the provision of other non-audit services is compatible with the independent auditors’ independence, and satisfied itself as to the auditors’ independence.

4.    Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board that the audited financial statements be included in Kforce Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Karl A. Vogeler (Chair)

John N. Allred

W.R. Carey, Jr.

Mark F. Furlong

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information as of April 14, 2003, concerning our executive officers, continuing directors, and nominees for election as directors.

Name	Position(s)	Age	Year First Became a Director
David L. Dunkel*	Chairman, Chief Executive Officer, and Class III Director (nominee for a term expiring in 2006)	49	1994

John N. Allred	Class II Director	56	1998

W.R. Carey, Jr.*	Class III Director (nominee for a term expiring in 2006)	55	1995

Richard M. Cocchiaro	Class I Director	48	1994

Mark F. Furlong*	Class III Director (nominee for a term expiring in 2006)	46	2001

Joseph J. Liberatore	Senior Vice President and Chief Talent Officer	40	—

Todd W. Mansfield	Class II Director	45	1997

Ken W. Pierce	Senior Vice President and Chief Marketing Officer	45	—

Elaine D. Rosen*	Nominee for Class I Director with a term expiring in 2004	50	—

William L. Sanders	Senior Vice President, Secretary, Chief Financial Officer and Chief Operating Officer	56	—

Ralph E. Struzziero	Class I Director	58	2000

Howard W. Sutter	Vice President and Class I Director	54	1994

A. Gordon Tunstall	Class II Director	58	1995

*	Standing for election.

David L. Dunkel has served as Kforce’s Chairman, Chief Executive Officer and a director since its formation in 1994. Prior to August 1994, he served as President and Chief Executive Officer of Romac-FMA, one of Kforce’s predecessors, for 14 years. Mr. Dunkel’s prior experience includes three years service as an accountant with Coopers & Lybrand in Boston, Massachusetts.

John N. Allred has served as a director of Kforce since April 1998. Mr. Allred has served as President of A.R.G., Inc., a provider of temporary and permanent physicians located in Kansas City area since January 1994. Prior to that time, Mr. Allred served in various capacities with Source Services Corporation (“Source”) prior to its merger with Kforce in 1998, including Branch Manager of the Kansas City branch (1976-1983), Regional Vice President (1983-1987) and Vice President (1987-1994). Mr. Allred served as a director of Source from August 1992 until November 1993 and was again elected as a director in

September 1994. Prior to joining Source, Mr. Allred held various positions, including Manager of Data Processing Services and Systems Analyst with Systec Data Management.

W. R. Carey, Jr. has served as a director of Kforce since October 1995. He is currently the Chairman and Chief Executive Officer of Corporate Resource Development, Inc., an Atlanta, Georgia based sales and marketing consulting and training firm which began in 1981 and assists some of America’s largest firms in design, development, and implementation of strategic and tactical product marketing. Mr. Carey serves on the Board of Directors of both Outback Steakhouse, Inc. and Crosswalk.com, Inc. and is also the National Chairman of the Council of Growing Companies.

Richard M. Cocchiaro has served as a director of Kforce since its formation in August 1994. He currently serves as a Vice President of National Accounts (since 2000) and served as the Vice President of Strategic Alliances for kforce.com Interactive (1999) and National Director of Strategic Solutions within Kforce’s emerging technologies group (1994-1999). Prior to August 1994, he was a Vice President with Romac-FMA and Division President of Romac-FMA’s Chicago Search Division (1985-1994) and Romac-FMA’s Tampa Search Division (1981-1985). Mr. Cocchiaro’s prior experience includes service as an accountant with Coopers & Lybrand in Boston.

Mark F. Furlong has served as a director of Kforce since July 2001. He currently serves as the Executive Vice President and Chief Financial Officer of Marshall & Ilsley Corporation (since April 2001) and served as the Executive Vice President and Chief Financial Officer of Old Kent Financial Corporation from (1998-2001). From the period (1992-1998), Mr. Furlong served as the First Vice President and Director of Corporate Development/Commercial Lending at H.F. Ahmanson & Co. Mr. Furlong’s prior experience includes service as an audit partner with Deloitte & Touche.

Joseph J. Liberatore has served as Kforce’s Senior Vice President since June 2000, Chief Talent Officer since September 2001 and Chief Sales Officer from September 2000 to August 2001. Prior to this, he served as President of kforce.com Interactive (1999-2000), as Regional Vice President for Kforce’s Southeast and Mid-Atlantic region (1996-1999), and Vice President of Kforce’s Tampa IT Search (1994-1996).

Todd W. Mansfield has served as a director of Kforce since April 1997. Since July 1999, Mr. Mansfield has been Chief Executive Officer and a Director of Crosland, Inc., a diversified regional investment and development company headquartered in Charlotte, North Carolina. Previously, Mr. Mansfield was Managing Director of Security Capital Group Incorporated and responsible for operating oversight of the company’s private equity investments in Europe (1997-1999). Prior to this, Mr. Mansfield was with The Walt Disney Company, where he was Executive Vice President of the Disney Development Company and the President of The Celebration Company (1986-1997).

Ken W. Pierce has served as Kforce’s Chief Marketing Officer responsible for the development and implementation of an integrated strategic marketing and communications plan since December 1999 and served as Kforce’s Chief Sales and Marketing Officer from September 2001 to December 2002. Prior to joining Kforce, he was Senior Vice President of Marketing for Homestead Village, Inc., a $1.2 billion extended stay lodging company (1997 – 1999) and held the positions of Director of Strategic Planning and Vice President of Relationship Marketing for Bass Hotels and Resorts (1982 – 1997).

Elaine D. Rosen serves as the Chair of the Capital Campaign for Preble Street Resource Center, a collaborative for the homeless and low income community in Portland, Maine, a volunteer position she has held since December 2001. From 1975 to March 2001, Ms. Rosen held a number of positions with Unum Life Insurance Company of America, most recently as President (1997 to 1999) and as a Executive Vice President of UnumProvident after Unum’s merger with the Provident Company (1999 to 2001). Ms. Rosen serves as trustee or director of several non-profit organizations. Ms. Rosen is a graduate of Colgate University and received her CLU designation from American College in 1982.

William L. Sanders has served as Kforce’s Chief Financial Officer responsible for the finance, accounting, treasury, legal, tax, investor relations, procurement and facilities’ functions, as well as Kforce’s Senior Vice President and Secretary since April 1999 and Chief Operating Officer since December 2002. Prior to joining Kforce, he was Chief Financial Officer and Treasurer of Old Kent Financial Corporation, Bank Plus Corporation and H.F. Ahmanson & Co. (1997-1998). Mr. Sanders’ prior experience also includes serving as a partner with Deloitte & Touche.

Ralph E. Struzziero has served as a director of Kforce since October 2000. Since 1995, Mr. Struzziero has operated an independent business consulting practice and since 1997 has served as an adjunct professor at the University of Southern Maine. Mr. Struzziero previously served as Chairman (1990-1994) and President (1980-1994) of Romac & Associates, Inc., one of Kforce’s predecessors. Mr. Struzziero is also currently a director of AAA of Northern New England, a travel club serving Maine, New Hampshire and Vermont; Downeast Energy, a provider of heating products and building supplies; and Cymir, Inc., which operates job boards in Maine, New Hampshire and Vermont through JobsintheUS.

Howard W. Sutter has served as Kforce’s Vice President and a director since its formation in August 1994. Prior to August 1994, Mr. Sutter served as Vice President of Romac-FMA (1984-1994), and Division President of Romac-FMA’s South Florida location (1982-1994). Mr. Sutter’s prior experience includes three years as Vice President and Controller of a regional airline and six years as an accountant with Coopers & Lybrand in Philadelphia.

Gordon Tunstall has served as a director of Kforce since October 1995. He is the founder of, and for more than 20 years has served as President of, Tunstall Consulting, Inc., a provider of strategic consulting and financial planning services. Mr. Tunstall is also currently a director of Excellerex, a provider of pharmaceutical services; Advanced Lighting Technologies, a specialty lighting manufacturer; Horizon Medical Products, a medical device manufacturing and distribution company; and JLM Industries, Inc., a specialty chemical distribution company. Previous directorships have been Orthodontics Center of America, Inc. and Discount Auto Parts.

EXECUTIVE COMPENSATION

Presented below is certain information concerning total compensation earned or paid to: (1) the Chief Executive Officer; and (2) the four other most highly compensated executive officers whose annual salaries and bonuses exceeded $100,000 during 2002 (the “Named Executive Officers”).

Summary Compensation Table

The following table sets forth certain compensation information for the Named Executive Officers.

		Annual Compensation(1)
Name and Principal Position	Fiscal Year	Salary(2)	Bonus	Restricted Stock Awards(3)	Securities Underlying Options	All Other Compensation(4)
David L. Dunkel	2002	$375,000	$281,250	$250,002	286,000	$0
Chief Executive Officer	2001	500,000	0	0	286,000	0
	2000	500,000	0	0	480,000	4,375

Joseph J. Liberatore	2002	$232,500	$165,000	$154,998	100,000	$0
Senior Vice President and	2001	310,000	0	75,128	100,000	0
Chief Talent Officer	2000	310,000	0	0	158,200	4,262

Ken W. Pierce	2002	$213,750	$112,222	$112,500	75,000	$10,407
Senior Vice President, Chief	2001	225,000	0	88,905	75,000	0
Marketing Officer	2000	210,641	50,000	0	20,000	114,205

William L. Sanders	2002	$262,500	$196,875	$174,999	150,000	$0
Chief Financial Officer, Chief Operating Officer, Senior Vice	2001	350,000	0	184,399	150,000	0
President and Secretary	2000	350,000	0	0	238,000	3,062

Howard W. Sutter (5)	2002	$138,750	$34,688	$92,498	0	$1,139
Vice President	2001	185,000	0	0	25,000	0
	2000	185,000	30,000	0	28,767	1,839

Lawrence J. Stanczak (6)	2002	$289,722	$0	$59,998	100,000	$1,081,012
Former Senior Vice President	2001	312,323	0	72,706	100,000	0
And Chief Operations Officer	2000	225,000	102,562	0	55,115	1,031

(1)	The aggregate amount of perquisites and other personal benefits received by the Named Executive Officer in addition to the amounts shown as Salary and Bonus, if any, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Named Executive Officer and has therefore been omitted.
(2)	Includes any amount deferred by the executive pursuant to our deferred compensation plan. Each of the Named Executive Officers voluntarily reduced their annual salary in 2002 in exchange for restricted stock.
(3)	At the end of 2002, Messrs. Dunkel, Liberatore, Pierce, Sanders and Sutter held 47,985, 47,985, 43,172, 78,346 and 17,754 shares of restricted stock, respectively, with an aggregate value of $202,497, $202,497, $182,186, $330,620 and $74,922, respectively. Mr. Stanczak’s restricted stock grant was cancelled upon his resignation. At the time of his resignation on December 20, 2002, he vested in 1,152 shares with an aggregate value of $5,512.
(4)	Includes annual premiums paid by us for cross purchase split dollar life insurance policies for Mr. Dunkel. See “Certain Relationships and Related Transactions.” Also includes the amount contributed by us to the account of each Named Executive Officer under our deferred compensation plan. With respect to Mr. Pierce, the amount shown constitutes relocation costs paid by us. With respect to Mr. Stanczak, 2002 amounts include severance paid by us under his employment agreement as a result of his resignation.
(5)	Mr. Sutter was neither the Chief Executive Officer nor one of the four most highly compensated executive officers whose annual salaries and bonuses exceeded $100,000 during 2000 and 2001.
(6)	Mr. Stanczak resigned on December 20, 2002. He would have been among the Chief Executive Officer and the four most highly compensated executive officers whose annual salaries and bonuses exceeded $100,000 during 2002 if he were employed by the Company on December 31, 2002.

Option Grants During 2002

The following table sets forth information concerning options granted to the Named Executive Officers during 2002:

2002 Stock Option Grants(1)					Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation For Option Term(2)
Name	Options Granted	Percent of 2002 Options Granted to Employees	Exercise or Base Price	Expiration Date	Assumed Rate 5%	Assumed Rate 10%
David L. Dunkel	286,000	29%	$5.30	1/17/2012	$953,278	$2,415,795
Joseph J. Liberatore	100,000	10%	5.30	1/17/2012	333,314	844,684
Ken W. Pierce	75,000	8%	5.30	1/17/2012	249,986	633,513
William L. Sanders	150,000	15%	5.30	1/17/2012	499,971	1,267,025
Howard W. Sutter	0	N/A	N/A	N/A	0	0
Lawrence J. Stanczak(3)	100,000	10%	5.30	12/20/2002	0	0

(1)	Each of these options was granted pursuant to the Kforce Stock Incentive Plan and is subject to the terms of this plan. As long as the optionee maintains continuous employment with us, all of the options with an expiration date in 2012 vest according to the following schedule: end of year one: 33-1/3%; end of year two: 33-1/3%; and end of year three: 33-1/3%.
(2)	Potential gains are net of the exercise price but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if they were exercised at the end of the option term. The assumed 5% and 10% rates of stock appreciation are based on appreciation from the exercise price per share. These rates are provided in accordance with the rules of the SEC and do not represent our estimate or projection of our future common stock price. Actual gains, if any, on stock option exercises are dependent on our future financial performance, overall stock market conditions and the option holder’s continued employment through the vesting period.
(3)	The options granted to Mr. Stanczak were terminated upon his resignation on December 20, 2002.

Restricted Stock Issuances

In 2002, we announced that certain members of our management voluntarily reduced their salary and cash bonus potential in 2002 in exchange for restricted stock. 132,917 shares were issued to the named executive officers under this program. The shares vest over a five year period with an acceleration clause if certain Kforce common stock price thresholds are met.

Option Exercises During Fiscal Year 2002 and Fiscal Year End Option Values

None of the Named Executive Officers exercised options during fiscal year 2002. The table below shows the number and value of their exercisable and unexercisable options as of December 31, 2002. There are no outstanding stock appreciation rights.

			Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-The-Money Options at December 31, 2002(1)
Name	Shares Acquired on Exercise(#)	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
David L. Dunkel	—	—	1,139,867	324,133	$138,710	$69,355
Joseph J. Liberatore	—	—	297,200	113,333	48,500	24,250
Ken W. Pierce	—	—	85,000	85,000	36,375	18,188
William L. Sanders	—	—	628,000	170,000	72,750	36,375
Howard W. Sutter	—	—	76,434	8,333	12,125	6,062
Lawrence J. Stanczak	—	—	—	—	—	—

(1)	The closing price for Kforce common stock as reported on the Nasdaq National Market on December 31, 2002, was $4.22. Value of unexercisable and exercisable options is calculated on the basis of the difference between the option exercise price and $4.22 multiplied by the number of shares of Kforce common stock to which the exercise relates.

Employment and Severance Contracts

We are a party to employment agreements with Messrs. Dunkel, Liberatore, Pierce, Sanders and Sutter effective March 1, 2000. These agreements are for a period of two years and 364 days for Messrs. Dunkel, Liberatore and Sanders, two years for Mr. Pierce, and one year for Mr. Sutter, and provide for an annual base salary and certain other benefits. Each employment agreement provides that the executive is entitled to severance if his employment is terminated by us “without cause” or if the executive resigns for “good reason” (as defined in the employment agreements). In such case, the executive would receive his full compensation from the date of termination for a period of 2.99 years plus the average of the last three years bonuses with respect to Mr. Dunkel, two years plus the average of the last three years bonuses with respect to Messrs. Sanders and Liberatore, two years plus the average of the last two years bonuses with respect to Mr. Pierce; and one year plus the average of the last two years bonuses with respect to Mr. Sutter. The employment agreements also provide that upon a change in control of Kforce, in conjunction with a termination of the executive “without cause” or the executive’s resignation for “good reason,” each executive would be entitled to receive an immediate lump sum payment equal to 2.99 times the executive’s annual salary plus the average of the last three years bonuses with respect to Messrs. Dunkel, Sanders and Liberatore, two times the executive’s annual salary plus the average of the last three years bonuses with respect to Mr. Pierce and two times the executive’s annual salary, plus the average of the last two years bonuses with respect to Mr. Sutter, subject to certain limitations. In general, a change in control is defined by the employment agreements to be any replacement of 50% or more of the directors that follows and is directly or indirectly the result of certain extraordinary corporate occurrences, such as a merger or other business combination involving Kforce, a tender offer for Kforce stock, a solicitation of proxies other than by our management or the Board, or an acquisition by a person or group of 25% or more of Kforce stock (excluding certain acquisitions by us, certain of our benefit plans, entities controlled by us and acquisitions by David L. Dunkel or his family members). Each agreement contains a covenant not to compete, which continues for two years following any termination.

Compensation Committee Interlocks and Insider Participation

During 2002, the Compensation Committee consisted of Messrs. Carey, Mansfield and Struzziero. Mr. Struzziero served as the Chairman (1990-1994) and President (1980-1994) of Romac & Associates, Inc., a company we acquired in 1994. None of the other members of the Compensation Committee is currently or was formerly an officer or an employee of Kforce or its subsidiaries.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Kforce under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Kforce specifically incorporates this Report or the performance graph by reference in such filings.

Compensation Policy

The Compensation Committee is composed of three outside directors of the Board who are not employees of Kforce. The Compensation Committee met eight times during 2002.

Kforce continues to be committed to maximizing shareholder value through superior business growth, financial performance success, and realized shareholder gains. In the measurement of Kforce’s performance on these criteria, the Compensation Committee’s comparison group consists primarily of staffing companies.

Because Kforce intends to be a high performer, both on a comparative and absolute basis, its compensation strategy seeks to provide realized pay levels at the third quartile among its peer comparison group. If performance falls short of Kforce’s demanding goals for business growth, on various financial measures, and in terms of shareholder realized gains – then so too will the compensation paid to its executive officers. In essence, Kforce seeks to provide substantial pay opportunities to be realized if it attains substantial performance success particularly as it relates to stock price gains.

Much of the Compensation Committee’s activities in 2002 were focused upon matters related to the issuance of stock options. The Compensation Committee and Kforce believe that employees who are stock option recipients are more likely to: (1) identify with shareholders interests, (2) personally commit to a rigorous standard of work and service to our clients and (3) remain in the employ of Kforce.

In 2002, the Compensation Committee approved salary adjustments, bonus and stock option awards for 2002. In reviewing the salaries of senior executives, Kforce’s performance, as well as the Chief Executive Officer’s assessment of the long-term contribution of the individual executive officers other than himself were considered.

As it pertains to the annual bonuses for Messrs. Dunkel, Liberatore, Pierce, Sanders and Sutter, the Compensation Committee based the 2002 bonus amount upon criteria related to the performance of Kforce’s stock price relative to its peers and the attainment of certain business objectives as determined by the Board of Directors and, with respect to all officers other than the Chief Executive Officer, Mr. Dunkel.

As it pertains to the compensation of the Chief Executive Officer, Mr. Dunkel’s compensation results from his participation in the same compensation program as the other executives of Kforce. In determining his base salary, annual incentive opportunity, and other longer-term incentive opportunities, the Compensation Committee reviewed the compensation paid to Chief Executive Officers of comparable companies as provided to the Compensation Committee by its independent consultant for compensation matters. In making the salary determination for Mr. Dunkel, the Compensation Committee also considered his long-term contribution, as well as Kforce’s performance and his duties and responsibilities as a result of his assumption of the additional role as President of Kforce in 1999.

The Compensation Committee and Mr. Dunkel agreed that enhanced stock based compensation is desired to further link the executive officers to the returns provided to our shareholders. As a consequence, stock options and restricted stock grants were central to the compensation provided to the Chief Executive Officer and other officers in 2002.

Submitted by the Compensation Committee

Todd W. Mansfield (Chairman)

W. R. Carey, Jr.

Ralph E. Struzziero

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Split Dollar Life Insurance Agreements

In 1995, we entered into split dollar and cross-purchase split dollar life insurance agreements with Messrs. Dunkel, Sutter and Cocchiaro and their estates whereby we paid part of the life insurance policy premiums on behalf of the officers and their estates. We were granted a security interest in the cash value and death benefit of each policy equal to the amount of the cumulative premium payments made by us. These insurance policies were substantially restructured in 1999 such that all related party receivables owed to us and related to these policies could be satisfied by a redemption of the cash value in the policies that would accumulate over a period of time.

In 2002, we terminated these agreements with the officers and their estates.

Loan to Executive

In 2001, we entered into a loan agreement with Joseph L. Liberatore, Senior Vice President and Chief Talent Officer, whereby we agreed to loan Mr. Liberatore $100,000 to repay a certain indebtedness to Raymond James & Associates, Inc. This loan was secured by a pledge to Kforce of 54,333 shares of Mr. Liberatore’s Kforce stock. This loan was repaid in full in 2002.

KFORCE STOCK PRICE PERFORMANCE GRAPH

The following graph is a comparison of the cumulative total returns for Kforce common stock as compared with the cumulative total return for the Nasdaq Stock Market (U.S.) Index and the average performance of a group consisting of our peer corporations on a line-of-business basis. The cumulative return was computed by dividing the difference between the price of Kforce common stock at the end and the beginning of the measurement period (December 31, 1997 to December 31, 2002) by the price of Kforce common stock at the beginning of the measurement period. The total return calculations are based upon an assumed $100 investment on December 31, 1997. The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of Kforce common stock.

Industry Peer Group
CDI Corp
CIBER Inc.
Hall Kinion & Associates Inc.
Kelly Services, Inc.
Manpower Inc.
MPS Group, Inc.
On Assignment, Inc.
Robert Half International Inc.
Spherion Corporation

SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal for consideration at our annual meeting of shareholders in 2004 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and our bylaws. To be eligible for inclusion, shareholder proposals must be received by Kforce’s Corporate Secretary no later than January 2, 2004. The Board will review any proposal from eligible shareholders that it receives by that date and will determine whether any such proposal will be included in our proxy materials for 2004.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the judgment of the proxy holder.

Kforce Inc.

AUDIT COMMITTEE CHARTER

Role and Independence

The Audit Committee of the board of directors (the “Audit Committee”) of Kforce Inc. (the “Company”) assists the full board of directors (the “Board”) in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company and such other duties as directed by the Board. Members of the Audit Committee shall be directors of the Company elected by the Board and shall hold office until the earlier of: (1) the election of their respective successors; (2) the end of their service as a director of the Company (whether through resignation, removal, expiration of term or death); or (3) their resignation from the Audit Committee. The Board shall designate one member as the chairman. The membership of the Audit Committee shall consist of at least three independent directors, as defined by the applicable rules, who are generally knowledgeable in financial and auditing matters and able to read and understand financial statements, including at least one member who has thorough education and experience as a public accountant, auditor, principal financial officer, controller, principal accounting officer of a public company, or from a position involving the performance of similar functions, sufficient financial expertise in accounting and auditing to be considered an audit committee financial expert, as defined by applicable rules. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with their individual exercise of independent judgment. No person shall be deemed independent if he is an employee of the Company or if he receives payment other than for Board or committee services. The Audit Committee shall meet as often as it deems necessary to carry out its responsibilities, but no less frequently than quarterly.

The Audit Committee may form and delegate authority to subcommittees consisting of one or more Audit Committee members when appropriate, provided that such subcommittees report their decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee is expected to maintain free and open communication (including private executive sessions as frequently as is necessary to allow the Audit Committee to carry out its responsibilities) with the independent auditors, the internal auditors, and management of the Company. In discharging this oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of the Company, and the power to retain outside counsel or other experts for this purpose.

The Audit Committee shall have the sole responsibility for the appointment, compensation, oversight and termination of the independent auditors engaged for the purpose of rendering or issuing an audit report or related work, or performing other audit, review or attest services for the Company.

The Company shall provide appropriate funding, as determined by the Audit Committee in its capacity as a committee of the Board, for payment of compensation to (1) the independent auditors or (2) any advisors employed by the Audit Committee.

The Audit Committee’s job is one of oversight and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements, for the Company’s financial reporting process and internal controls. The Audit Committee further recognizes that the independent auditors are responsible for auditing the annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles, and for reviewing the Company’s quarterly financial statements. It is recognized that it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements fairly present the Company’s financial position, or that the results of operation are in accordance with generally accepted accounting principles and applicable laws and regulations. Each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons within the Company and of the professionals and experts (such as the independent auditors) from which it receives information and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons, professionals or experts absent actual knowledge to the contrary. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the outside auditor’s work.

Responsibilities Of The Audit Committee

The following activities are set forth as a guide with the understanding that the Audit Committee may diverge from this guide as it considers appropriate in accordance with applicable law.

A.	Financial Reporting/Internal Controls

1.	Review and discuss with the internal auditors and the independent auditors their respective annual audit plans, staffing, reports, and the results of their audits.

2.	Review and discuss with management and the independent auditors the Company’s quarterly financial results, including the results of the independent auditor’s reviews of the quarterly financial information.

3.	Review and discuss with management and the independent auditors any material issues with respect to its Form 10-Q.

4.	Review and discuss with management and the independent auditors the annual audited financial statements and recommend to the Board, based upon review of the financial statements, the matters required to be discussed by SAS 61, and the letter required by Independent Standards Board Standard No. 1, whether the audited financial statements should be included in the Company’s Form 10-K.

5.	Review with the independent auditors any matters of significant disagreement between management and the independent auditors and any other problems or difficulties encountered during the course of the audit and management’s response to such disagreements, problems, or difficulties.

6.	Review and discuss with the independent auditors: (a) all critical accounting policies and practices used in the audit; (b) all alternative treatments of financial accounting and disclosures within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

7.	In connection with each annual and periodic report of the Company, review and discuss (i) management’s disclosure to the Audit Committee under Section 302 of the Sarbanes-Oxley Act (the “S-O Act”) and (ii) the contents of the chief executive officer and the chief financial officer certificates to be filed under Sections 302 and 906 of the S-O Act.

8.	Meet with the independent auditors in executive session to discuss any other matters that the independent auditors believe should be discussed privately.

B.	Independent Auditors

1.	Appoint, provide for the compensation of, and oversee the work of the independent auditors (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. Preapprove all audit engagement fees and terms, as well as the terms and fees of any and all nonaudit engagements.

2.	Review the performance of the independent auditors and remove the independent auditors if circumstances warrant.

3.	Monitor and periodically review the independence of the independent auditors by obtaining and reviewing a report from the independent auditors at least annually regarding all relationships between the independent auditors and the Company.

4.	Preapprove all auditing services and permitted nonaudit services to be performed for the Company by the independent auditors, except as provided in this paragraph. In no event shall the independent auditors perform any nonaudit services for the Company which are prohibited by Section 10A(g) of the Securities Exchange Act of 1934 or the rules of the Securities and Exchange Commission (the “SEC”) or the Public Company Accounting Oversight Board. The Audit Committee shall establish general guidelines for the permissible scope and nature of any permitted nonaudit services. The guidelines pursuant to which audit and nonaudit services are to be approved, and the fees associated with all audit, audit-related, tax and nonaudit services, shall be disclosed in the Company’s proxy statement on Schedule 14A and annual report on Form 10-K. Additionally, approvals of nonaudit services, to be performed by the independent auditors, shall be disclosed as promptly as practicable in the Company’s quarterly reports on Form 10-Q and the annual reports on Form 10-K.

C.	Internal Assurance Function

1.	Review the appointment and replacement of the Director of Internal Assurance.

2.	Review summaries of significant reports to management prepared by internal assurance and management’s responses.

3.	Periodically review with the Director of Internal Assurance the scope of activities, significant difficulties encountered in engagements, disagreements with management, or scope restrictions encountered in the course of the department’s work.

4.	Meet with the Director of Internal Assurance in executive session to discuss any matters that the Director of Internal Assurance believes should be discussed privately.

D.	Compliance Oversight

1.	The Audit Committee shall review and approve all related party transactions that the Company would be required to disclose pursuant to Item 404 of Regulation S-K. Provided, however, that the Audit Committee shall not be responsible for approving any such transaction which is approved by the entire Board or by another committee of the Board.

2.	Periodically review procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

E.	Annual Evaluation

The Audit Committee shall review and assess the adequacy of this Charter at least annually and recommend to the Board any proposed changes to this Charter.

F.	General

1.	Report regularly to the Board on the Audit Committee’s activities, as appropriate.

2.	Maintain minutes or other records of the Audit Committee’s meetings and activities.

3.	Approve the audit committee report to be included in the Company’s proxy statement when and as required by the rules of the SEC.

4.	The Audit Committee shall be empowered to retain and determine funding for independent counsel, accountants, or others advisors to assist it in the conduct of any investigation.

DETACH HERE

KFORCE INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR

ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints WILLIAM L. SANDERS and MICHAEL BLACKMAN, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the common stock of Kforce Inc., that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Kforce Inc., to be held at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida, on June 16, 2003, at 9:00 a.m. Eastern Time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for the meeting and, in their discretion, upon all other matters that may properly come before the meeting.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the meeting by attendance or proxy. Accordingly, please complete this proxy, and return it promptly in the enclosed envelope.

The shares of Kforce Inc. common stock covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted FOR all listed nominees for director, and as the proxyholders deem advisable on such other matters as may properly come before the meeting.

Please vote, date and sign on reverse and

return promptly in the enclosed envelope.

Has your Address changed? If so, please write your new address below.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE.

KFORCE INC.

1. Election of Directors, Nominees:	2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.
Class I (A) Elaine D. Rosen Class III (B) David L. Dunkel, (C) W. R. Carey, Jr., and (D) Mark F. Furlong

For Withheld All ☐ ☐ From All Nominees Nominees
☐
For all nominees except as noted on the line above by specifying the number next to such nominee(s) name

Mark box at right if you will attend the Annual Meeting. ☐

Mark box at right if an address change has been

noted on the reverse side of this card. ☐

Please date and sign exactly as your name(s) appear on your shares. If signing for estates, trusts, partnerships, corporations or other entities, your title or capacity should be stated. If shares are held jointly, each holder should sign.

Signature: Date:	Signature: Date: